Exhibit 99.1

RLI SVP & CFO THOMAS L. BROWN ANNOUNCES RETIREMENT; TODD W. BRYANT, SETH A. DAVIS AND KATHLEEN A. TAYLOR NAMED TO FINANCE EXECUTIVE LEADERSHIP POSITIONS

PEORIA, ILLINOIS, May 2, 2019 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today the planned retirement of Senior Vice President & Chief Financial Officer, Thomas L. Brown, on July 1, 2019, after eight years of service with the company.

Brown joined RLI in 2011 as Vice President, Chief Financial Officer, where he led the company’s financial strategy, planning and management operations. He was promoted to Senior Vice President, Chief Financial Officer in 2017.

“Tom’s deep expertise and strong financial stewardship has contributed significantly to the success of our company,” said RLI Chairman & CEO Jonathan E. Michael. “On behalf of our board of directors and the company, I would like to thank Tom for his leadership and contributions over his distinguished career.”

Todd W. Bryant Promoted to Vice President, Chief Financial Officer

Todd W. Bryant, Vice President, Finance & Controller, has been promoted to Chief Financial Officer and will succeed Brown when he retires in July. Bryant joined RLI in 1993 and held various positions in the accounting department before becoming Vice President, Finance & Controller in 2009. Prior to joining RLI, Bryant worked at Arthur Andersen & Co. He brings 25 years of insurance industry experience to his new role.

Seth A. Davis Named to Vice President, Controller

Seth A. Davis, Vice President, Corporate Services, will assume the role of Vice President, Controller on July 1. Davis will lead RLI’s corporate financial reporting, corporate services, rating agency and tax. Davis joined RLI in 2004 and served as Vice President, Internal Audit before being named Vice President, Corporate Services in 2018. Davis brings 23 years of insurance industry experience to his new role.

Kathleen A. Taylor Named to Vice President, Accounting Operations

Kathleen A. Taylor, Assistant Vice President, Reinsurance Accounting and Cash Operations has been promoted to Vice President, Accounting Operations. In her new role, Taylor will lead RLI’s reinsurance accounting, cash operations, accounting systems, cost allocations and expense management. Taylor joined RLI in 2002 and held various positions within the accounting department before being promoted to Assistant Vice President, Reinsurance Accounting and Cash Operations in 2015. Prior to joining RLI, Taylor worked for the Illinois Department of Insurance. Taylor brings 22 years of insurance industry experience to her new role.

“We are fortunate to have three strong successors that will facilitate a seamless transition in this critical area of our business,” said Michael. “Todd, Seth and Kathleen bring a wealth of experience, demonstrated leadership and deep understanding of RLI’s business to their new roles. I’m confident in their ability to help drive RLI’s future growth and continued value creation for our shareholders.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines

Exhibit 99.1

customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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